EXHIBIT 5.2

                      [Davis Polk & Wardwell Letterhead]

                                  650-752-2000


                                                   July 12, 2001


NETRO CORPORATION
3860 N. First Street
San Jose, CA 95134

Re:  Registration Statement on Form S-8

Ladies and Gentleman:

     We are acting as counsel for Netro Corporation (the "Company") in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement (the "Registration Statement") on Form S-8 (File No. 333-31334) under the Securities Act of 1933, as amended, relating to a total of 7,000,000 additional shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), reserved for issuance under the Company's 2000 Non-Executive Stock Option Plan and the Company's 1996 Stock Option Plan.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the assumption of options under the plans as we have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the plans, when delivered in accordance with the plans upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

                                                   Very truly yours,


                                                   /s/ Davis Polk & Wardwell